Exhibit 10.30
January 1, 2021

Brandon Smith

Brandon:

Following our discussion, this letter constitutes our offer to you for the position of Executive Vice President & General Counsel for CHS Inc. (referred to herein as “CHS” or “Company”). The terms of this offer (the “Offer”) are summarized below. Please note that all dollar figures are pre-tax, unless specified otherwise:
1.Position and Duties: Your position will be Executive Vice President & General Counsel reporting to me. You will be responsible for performing the customary duties and responsibilities for your position as well as any other duties reasonably assigned to you that are consistent with your position and title.
2.Location: This position is located at: 5500 Cenex Drive, Inver Grove Heights, MN 55077 (referred to as IGH).
3.Start Date: Mutually agreed to date between March 15 and March 31, 2021.
4.Base Salary: Your initial base salary will be $570,000.00 annually. Your salary will be paid in accordance with the Company’s normal payroll practices and will be reviewed as provided in the Section entitled “Salary Review” below.
5.Hiring Bonus: Provided you are employed by CHS on each payment date and per the terms below, you will receive a hiring bonus to be paid as follows:
•$400,000, less applicable withholdings, paid as a lump sum on a regularly scheduled pay date in June 2021;
•$400,000, less applicable withholdings, paid as a lump sum on a regularly scheduled pay date in June 2022;
•$400,000, less applicable withholdings, paid as a lump sum on a regularly scheduled pay date in June 2023;
•$300,000, less applicable withholdings, paid as a lump sum on a regularly scheduled pay date in June 2024;
For a total hiring bonus payment of $1,500,000.00, less applicable tax withholdings, should you be employed in good standing through the June 2024 payment date, and subject to the repayment terms below. Provided, however, in the event of an employment separation by the Company without “Good Cause” (as defined in paragraph 19) prior to payment of any portion of the hiring bonus, CHS agrees to make any remaining payments in full no later than 60 days from the date of a qualifying separation.
In the event you voluntarily terminate, resign or otherwise end your employment relationship with the Company for other than “Good Reason” or are involuntarily terminated by the Company for “Good Cause” (both terms as defined in paragraph 19): (a) within one (1) year of the Start Date, you agree to reimburse the Company at the rate of 1/12th of the total amount of the first payment ($400,000), net after tax, for each uncompleted month in your first year of employment; and (b) during the second year of employment, you agree to reimburse the Company at the rate of 1/12th of the total amount of the second payment ($400,000), net after tax, for each uncompleted month in your second year of employment. Such total repayment amount shall be due in full no later than sixty (60) days from the date of termination with the Company.
6.Relocation Package: CHS will assist with the expenses of moving and relocation for one household. You will be required to sign a relocation repayment agreement to receive relocation assistance. The relocation assistance offering expires in 12 months and must be utilized within 12 months of your start date.  Additional information and instructions will be provided under separate cover.

January 1, 2021
B Smith Offer Letter

7.Reimbursement of COBRA premiums. CHS will reimburse you for one (1) month of COBRA premium payments each for the two current health insurance plans covering you and your family, such payment to be made upon Company’s receipt of acceptable proof of these premium payments and through the Company’s regular payroll process subject to applicable withholdings. CHS will adjust the gross reimbursement amount based on estimated tax withholdings.
8.Annual Variable Pay: You are eligible to participate in the CHS Annual Variable Pay Plan (AVP) beginning with the fiscal year 2021 performance period. The AVP target award for your position is set at 115% of your base salary amount on August 31st of each fiscal year. CHS will give you plan credit starting September 1, 2020 toward any award for the fiscal year 2021 performance period. This will be administered in accordance with the CHS Annual Variable Pay Plan Document, as it may be modified from time to time.
9.Long Term Incentive: You will also be eligible for the CHS Long Term Incentive Plan (LTI) beginning with the fiscal year 2019-2021, 2020-2022 and 2021-2023 performance periods. The target award for your position is 115% of your average base salary for the respective performance period (the average of your August 31 base salary for each year in the three-year performance period). Any award under the LTI will be prorated by the number of full months (credited to September 1, 2020) you are eligible for participation in the LTI during the respective three-year (36-month) LTI performance period. This will be administered in accordance with the CHS Long Term Incentive Plan Document, as it may be modified from time to time.

Any awards under the LTI are contributed to the CHS Deferred Compensation Plan (DCP). Further details of the CHS LTI Plan and CHS DCP will be made available.

10.Benefits: The Company currently offers a competitive benefits program, including medical, dental and life insurance, 401(k) with company match, retirement, profit sharing, paid time off, and paid holidays. An overview of premium contribution amounts for the current plan year will be provided to you under separate cover. You will begin accruing Paid Time Off at the end of one full calendar month of qualified service. Your PTO will accrue at two days per month totaling 24 days in a twelve-month period, and we will also “bank” 10 days of PTO for you to access immediately after your start date.
11. 401(k) Plan: You are eligible to participate in the Company’s 401(k) plan after the first of the month following one month of service. In addition, the Company restores CHS 401(k) matching contributions that are unable to be paid under the plan due to IRS compensation limits. The contributions are deferred into the Deferred Compensation Plan. Additional information can be found in the Executive Benefits and Perquisites Overview 2021 document that you previously received and that will be sent to you again under separate cover.
12.CHS Pension Plan: You are eligible to participate after the first of the month following one year of service. During this one-year eligibility period, the Company will make an equivalent contribution to the non-qualified, Supplemental Executive Retirement Plan (SERP) account. Additional information can be found in the Executive Benefits and Perquisites Overview 2021 document that you previously received and that will be sent to you again under separate cover.
13.CHS Profit Sharing Plan: You are eligible to participate after the first of the month following one year of service. During this one-year eligibility period, the Company will make an equivalent contribution to the non-qualified, Deferred Compensation Plan account. Additional information can be found in the Executive Benefits and Perquisites Overview 2021 document that you previously received and that will be sent to you again under separate cover.
14.Executive Plans: The Company currently offers additional executive plans, including executive long-term disability, executive physical program, and financial planning. Additional information can be found in the Executive Benefits and Perquisites Overview 2021 document that you previously received and that will be sent to you again under separate cover.
15.Performance Review: I will evaluate your performance, at least annually, in the fall of each year.
16.Salary Review: I will evaluate your salary annually and if a compensation change is warranted, the change will be effective in January of each year in accordance with the compensation administration program in effect at that time. Based on your hire date, you will be eligible for your first salary review in January 2022.
17.U.S. Work Eligibility: The Company is required by federal law to prove your eligibility to work in the United States. As a condition of employment, you will be required to complete an I-9 form and provide the appropriate documentation.
18.Previous Employment: You will find that our approach to business and business relationships sets us apart and has resulted in a long history of growth and success.  Please note that we do not want you to bring to CHS or use in your employment with CHS any information or documents of any type from any previous employers,

January 1, 2021
B Smith Offer Letter

whether or not confidential. Further, this offer is contingent upon your continued compliance with any and all obligations you may have with your previous employer(s), including without limitation, Non-Compete, Non-Solicitation, Invention Assignment and/or Confidentiality Agreements.

19.At-will Employment; Separation Benefit: Employment with CHS is at-will, meaning either party may terminate voluntarily or involuntarily at any time. In the event of an employment separation by the Company without “Good Cause” or a voluntary separation by you for “Good Reason,” both terms are defined below, and with receipt of a signed general release agreement in a form acceptable to the Company, CHS will provide separation payments of (a) one (1) year of your then base salary, which is inclusive of any severance you may be eligible for under any applicable Company severance plan; and (2) pro-rated AVP payment, if such payment is available for the applicable fiscal year and per the timing for such payment under the AVP, and pro-rated based on time worked in the fiscal year (“Separation Payments”). For purposes of the Separation Payments in this paragraph and as referenced in paragraph 5, the following definitions apply:
•Good Cause is defined as (a) deliberate and continued failure to substantially perform duties and responsibilities after written notice; (b) conviction of, or plea of guilty or no contest to, a felony; (c) material violation of Company policy; (d) act of fraud or dishonesty resulting or intended to result in personal enrichment at the Company’s expense; or (e) gross misconduct in performance of duties that result in material economic harm to the Company.
•Good Reason is defined as: (a) an assignment of duties or responsibilities that are materially inconsistent with duties or responsibilities of the General Counsel position without cure after reasonable notice; (b) material diminution in authority duties or responsibilities; (c) a 10% or more reduction in salary, except for across-the-board reductions in executive positions; or (d) the Company’s material breach of any obligation under the Offer without cure after reasonable notice.
20.Indemnification: Related to the period of your employment, you will be covered by the indemnification provisions in the Company By-Laws and as set out in the Company’s applicable directors and officers liability insurance policy. A summary of the directors and officers liability insurance policy will be provided to you under separate cover. Further, CHS will agree to indemnify you to the full extent permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against you, and arising out of or in connection with decisions and/or actions occurring at or by CHS prior to your employment with CHS.

21.This Offer is contingent upon you signing Confidentiality, Noncompetition & Nonsolicitation Agreement, which is attached herewith.

As a condition of employment, all new employees are required to pass a drug screen with a negative result, as well as participate in a background investigation verifying your credentials. Materials necessary to take the pre-employment drug test and background check will be provided to you by Mary Kaul-Hottinger in Human Resources.
If the Offer is acceptable to you, please sign, date and return (a) one copy of this letter to me by Monday, January 4, 2021.
Brandon, we look forward to having you as a member of our team. I am confident you will find this position a challenging and rewarding opportunity.

Sincerely,

Jay D. Debertin
President and CEO
CHS Inc.

January 1, 2021
B Smith Offer Letter

Acceptance:

Brandon Smith                        Date

Agreed by CHS Inc.:

By: __________________________________

Printed Name: ________________________________

Its:     ___________________________________

DRAFT
CONFIDENTIALITY, NONCOMPETITION
& NONSOLICITATION AGREEMENT

    THIS CONFIDENTIALITY, NONCOMPETITION & NONSOLICITATION AGREEMENT (“Agreement”), is made as of the date first executed below by and between CHS Inc., a Minnesota cooperative corporation (“Company”), and Brandon Smith (“Employee”).

RECITALS

WHEREAS, Company has offered, and Employee has accepted, a position as Executive Vice President & General Counsel for CHS Inc. covering its US and global operations (hereinafter referred as the "Defined Territory").

WHEREAS, Employee acknowledges that Employee will be employed in a position of trust and confidence and will have access to and will become familiar with the products, methods, technology, services, and procedures used and customer information generated therefrom. As part of Employee’s duties, Employee also will develop and maintain close working relationships with Company’s customers.

WHEREAS, Employee acknowledges that Company has expended significant time, energy and resources on promoting, advertising, and developing goodwill and a sound business and brand reputation. Company has developed customers and spent significant time and resources learning and meeting customers’ needs for Company’s services and products. Company also has entered into business relationships designed to generate likely future customers. All of the foregoing are valuable, proprietary and unique assets of Company’s business. Employee acknowledges that the identity of Company’s customers, including customer contact information, preferences and desires, are confidential information which should not be disclosed to persons outside of Company’s organization or used by Employee for Employee’s own benefit or the benefit of another person.

WHEREAS, Employee acknowledges that Company has expended significant time, energy and resources on technology, research, and development of its products and services. Company has developed products, processes, technologies and services that are valuable, special and unique assets of Company’s business. Employee acknowledges that the products, processes, technologies and services, including future changes thereto, are proprietary and confidential information which should not be disclosed to persons outside of Company’s organization or used by Employee for Employee’s own benefit or the benefit of other persons.

WHEREAS, Employee recognizes that the unauthorized disclosure to or use by third parties of any of Company’s confidential or proprietary information, trade secrets, or Employee’s unauthorized use of such information would seriously harm Company’s business and cause monetary loss that would be difficult, if not impossible, to measure.

WHEREAS, Employee wishes to enter into an employment relationship with Company whereby Employee receives the independent consideration offered by this Agreement, and whereby Employee receives access to confidential information and existing and prospective customers, in return for Employee’s unqualified agreement to the terms contained herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.Recitals. Company and Employee acknowledge and agree that the recitals set forth above are true, correct and considered part of the terms of this Agreement.

2.Independent Consideration. This Agreement is part of Employee’s initial offer of employment with Company, and Employee’s agreement to these terms is a condition to employment with the Company. Employee acknowledges that sufficient, proper and independent consideration exists to support this Agreement because of its inclusion in the initial terms of Company’s offer of employment to Employee.

3.Confidential Information.

a.Definition. “Confidential Information” includes (without limitation) the names of Company’s customers; customer files and lists (including but not necessarily limited to the names, addresses and telephone numbers of customers and prospective customers); information about customers and/or their preferences; information relating to Company’s computer hardware and software; marketing information; legal matters, plans and strategies; pricing methods; vendor sources; information regarding Company’s finances and financial condition; accounts; trade secrets; procedures; manuals; financial cost and sales data; supply sources and resources; contracts; price lists, accounting and bookkeeping practices; office policies and practices; business plans; prospect names and lists; existing and potential business opportunities; confidential reports; customers’ needs for Company’s products and services; as well as information specific to the Company’s products, such as source code, coding standards, programming techniques, processes and systems; computer programs, algorithms, techniques, processes, designs, specifications, diagrams, flow charts, ideas, systems, and methods of operation of such programs; and research and development work.

b.Employee acknowledges that during the course of Employee’s employment, Company has given or will give Employee access to its Confidential Information. Employee acknowledges that Company has taken reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring Employee to execute this Agreement and developing policies and practices governing the protection of Company’s property (including Confidential information); all such policies are incorporated herein by reference and Employee agrees to abide by the same.

c.Employee recognizes that Company may receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Employee’s work consistent with Company’s agreement with such third party) or to use it for the benefit of anyone other than for Company or such third party without the express written authorization of a duly authorized officer of Company, whether during or after Employee’s employment.

d.Regardless of the reason for termination of Employee’s employment, Employee agrees that Employee will not, either during or at any time after the termination of Employee’s employment, whether directly or indirectly, use, disclose or in any way misappropriate Company’s Confidential Information which Employee may learn or acquire at any time during Employee’s employment. This includes, without limitation: (i) Employee’s disclosure of Confidential Information to any person or entity unless specifically authorized by Company in writing to do so or as specifically permitted to do so as part of Employee’s job duties (but then only for the benefit of Company); or (ii) Employee’s use of Confidential Information for Employee’s own benefit or for the benefit of any person other than Company.

e.Regardless of the reason for termination of Employee’s employment, if either Employee or Company terminate the employment relationship, Employee will immediately compile and deliver to Company all documents (either in electronic or paper format and including without limitation works in progress, originals and copies), notes, memos, computers, laptops, tablets, smartphones, cellphones, hard drives, jump drives, zip drives, other types of electronic media storage, computer files, diskettes, source codes, manuals, including training materials, catalogs, customer lists, financial information, computer equipment, office equipment, and all other materials in Employee’s possession or control which belong to Company or contain information subject to this Agreement. The return of these documents should not leave any copies or CHS Confidential Information in Employee’s possession.

f.Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee is further notified that Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

4.Business Protections.

g.Best Efforts. During Employee’s employment with Company, Employee will serve Company faithfully and to the best of Employee’s ability and will devote Employee’s full business and professional time, energy, and diligence to the performance of Employee’s job duties. Employee will comply with Company’s policies and practices as they exist from time to time. Employee will promptly communicate to Company all business, commercial and investment opportunities or offers presented to Employee, or of which Employee becomes aware, that relate to Company’s business. During Employee’s employment with Company, Employee will not, directly or indirectly, compete with Company, be employed by or provide services to any other person or entity, or engage in any other business activity, without prior written approval from Company. Employee may, however, engage in passive personal investment activities, so long as the activities do not compete with Company, violate Company policies or interfere with Employee’s job duties.

h.Non-Competition Restrictions. To the extent enforceable, Employee agrees that, for a period of one (1) year after termination of Employee’s employment with Company (whether voluntary or involuntary), Employee will not, directly or indirectly, anywhere within the Defined Territory, whether as an individual or through any other person or entity, research, develop, manufacture, sell, distribute, or provide any product or service that performs similar functions or is used for the same general purpose as any product or service that Employee researched, developed, manufactured, sold, distributed, or provided during Employee’s employment with Company.

i.Non-Solicitation Restrictions.

▪Definition. “Customer” means any person or entity (1) about whom Employee (or Employee’s supervisees) obtained or had access to Confidential Information during Employee’s employment with Company; or (2) with whom, during the 24-month period prior to the termination of Employee’s employment with Company, Employee, directly or indirectly, had contact on behalf of Company and which (A) had a contract or business relationship with Company, (B) negotiated to contract with or enter into a business relationship with Company, or (C) was, directly or indirectly, solicited by Employee to do business with Company.

▪To the extent enforceable, Employee agrees that, for a period of one (1) year after termination of Employee’s employment with Company (whether voluntary or involuntary), Employee will not, directly or indirectly:

1.Solicit, induce, or attempt to solicit or induce, any Customer, or provide or sell to any Customer any service or product that competes with, or is the same as or substantially similar to, any service or product offered or provided by Company during Employee’s employment with Company. For the avoidance of doubt, “solicit” includes, without limitation, any direct or indirect attempt to gain business from, or establish a business relationship with, a Customer and specifically includes notifying a Customer of Employee’s new contact information following any termination of employment.

2.Induce or persuade, or attempt to induce or persuade, any Customer, or any other person or entity doing business with Company, to alter or terminate its relationship with Company.

3.Solicit or hire, or attempt to solicit or hire, any employee or contractor of Company, or persuade or induce, or attempt to persuade or induce, any employee or contractor to terminate or alter the employee or contractor’s relationship with Company.

5.Copyrights. Employee acknowledges that any computer software, program, or other work of authorship that Employee prepares within the scope of Employee’s employment is a “work made for hire” under U.S. copyright laws and that, accordingly, Company exclusively owns all copyright rights in such computer software, program, and other works of authorship (individually and collectively “Work Product”). For purposes of this Agreement, “scope of employment” means that the Work Product (a) relates to any subject matter pertaining to Employee’s employment with Company, (b) relates to or is directly or indirectly connected with the business, products, projects or Confidential Information of Company, or (c) involves the use of any time, material or facility of Company. If any of the Work Product is not, by operation of law, considered a work made for hire by Employee for Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company, Employee hereby irrevocably assigns to Company, and upon the future creation thereof automatically irrevocably assigns to Company, without further consideration, the ownership of all Work Product, including (without limitation) all worldwide right, title, interest, copyright, patent rights, trade secret rights, moral rights and other property rights. Company shall have the right to obtain and hold in its own name, or the name of Company, the copyrights, registrations, and any other protection available in the Work Product. Employee agrees to perform, during and after the term of this Agreement, such further acts as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of the Work Product that are requested by Company.

6.Reasonableness. Employee acknowledges and agrees that the terms set forth in Sections 3 through 5 of this Agreement are reasonable in light of the nature of the position Employee holds with Company, the relationships Employee has established (or will establish) with Company’s customers and prospective customers, and the wages, benefits and bonuses Company has paid to Employee for Employee’s services. Employee further agrees that the restrictions contained in this Agreement shall apply no matter how or why Employee’s employment terminates and regardless of whether the termination is voluntary or involuntary.

7.Remedies. Employee acknowledges and agrees that Employee’s breach of this Agreement would cause irreparable harm to Company and that such harm may not be compensable entirely with monetary damages. If Employee breaches or threatens to breach any term of this Agreement, Company will be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses associated with enforcing this Agreement, in addition to any other remedies available at law or equity. Nothing in this Agreement will limit Company’s remedies under any applicable Uniform Trade Secrets Act or elsewhere. If Company is required to furnish a bond or other surety as a precondition to the issuance of any injunctive relief, Employee agrees that such bond or surety shall be in the amount of the lesser of the minimum allowable by law or $2,000.00.

8.Survival of Provisions and Tolling.  This Agreement and Employee's obligations herein, will survive termination of Employee's employment with Company for any reason, whether voluntary or involuntary. In the event that Employee violates the terms of Paragraphs 4(b) or 4(c) of this Agreement, then the time period set forth in the applicable paragraph shall be extended by the duration of any such violations.

9.Severability. If a court rules that any part of this Agreement is not enforceable, the court will modify that part to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part will be severed and the other parts of the Agreement will remain enforceable.

10.Non-waiver. Company’s decision to refrain from enforcing a breach of any part of this Agreement (or Company’s settlement of any claims for breach) will not prevent Company from enforcing the Agreement as to any other breach of this Agreement that Company discovers and shall not operate as a waiver against any future enforcement of any part of this Agreement, any other agreement with Employee or any other agreement with any other employee of Company.

11.Assignment/Third-Party Beneficiaries. This Agreement may be assigned by Company but may not be assigned by Employee under any circumstances. Company’s subsidiaries, successors, affiliates, and/or assigns are third party beneficiaries to this Agreement.

12.Choice of Law; Jurisdiction; Venue. This Agreement will be governed by and construed in accordance with the laws of the state of Minnesota. Any action relating to this Agreement or arising out of or relating to this Agreement will be instituted and prosecuted exclusively in Hennepin County, Minnesota, in either state court (Hennepin County District Court) or federal court (United States District Court for the District of Minnesota). Employee hereby consents to submit to the personal jurisdiction of Hennepin County District Court and United States District Court for the District of Minnesota, and agrees not to bring any action relating to this Agreement or arising out of or in connection with Employee’s employment or termination thereof, in any court other than Hennepin County District Court or United States District Court for the District of Minnesota.

13.At-Will. Nothing in this Agreement is intended to provide nor shall this Agreement provide Employee with any contractual rights to employment for any period of time. Employee acknowledges that Employee’s employment relationship with Company is one of at-will employment. This means that either Employee or Company may terminate the employment relationship at any time and for any reason, with or without cause.

14.No Conflict. Employee represents that Employee is not subject to any contract, agreement, or arrangement, either written or oral, with respect to any other employment, independent contractor, or consulting relationship, which would prevent Employee from entering into this Agreement, which would interfere or conflict with the performance of Employee’s duties or obligations under this Agreement, or which would involve the disclosure of Company’s confidential information. If Employee possesses any information that Employee knows or should know is considered by any former employer of Employee’s to be confidential, trade secret, or otherwise proprietary, Employee will not disclose the information to Company or use the information to benefit Company in any way.

15.Merger/Capacity/Counterparts. This Agreement incorporates the entire understanding between the parties as to its subject matter. Other than as stated herein, Employee has been offered no oral or written promises, inducements, or representations, and Employee executes this Agreement without reliance on any oral or written promises, inducements, or representations other than those set forth in this Agreement. This Agreement may not be canceled, modified or otherwise changed except by another written agreement signed by Employee and the appropriate representative of Company. Employee and Company represent that each party is of legal age, under no legal disability, has full legal authority to enter into this Agreement, and has had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this Agreement, the sufficiency of the consideration provided Employee hereunder, and the reasonableness of the restrictions set forth herein. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together will constitute one and the same agreement.

EMPLOYER:    EMPLOYEE:
CHS Inc.

By:    _________________________        By: ______________________________

                        Print Name: _______________________
Its: ____________________________

Date: ____________________________         Date: ____________________________